UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 12, 2008

WGNB CORP.
(Exact name of registrant as specified in its charter)

GEORGIA	000-30805	58-1640130
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

201 Maple Street
P.O. Box 280
Carrollton, Georgia 30117
(Address of Principal
Executive Offices)

(770) 832-3557
(Registrant's telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 12, 2008, the Board of Directors (the “Board”) of WGNB Corp. (the “Company”) voted to increase the size of the Board from 12 persons to 14 persons and to appoint Gelon E. Wasdin and William W. Stone as new Class III directors to fill the vacancies created by such increase. Their terms as Class III directors will expire at the Company’s 2009 Annual Meeting of Shareholders.

Mr. Wasdin has served as a director of First National Bank of Georgia since 2006. He is a Certified Public Accountant and graduated from Florida State University in 1969 with a B.S. in Accounting. Mr. Wasdin was a principal and employee of a local accounting firm for twenty-four years. In 1994, he became chief financial officer and a member of the board of directors for Superior International Industries, Inc., in Carrollton, a manufacturer of commercial and soft style play equipment and related components serving until 2000. Mr.Wasdin currently offers advisory services to middle market and small companies and in the areas of investments and acquisitions.

Mr. Stone serves as president and chief financial officer of Systems & Methods Inc. (SMI) and manages all administrative and financial aspects of the business. He has also been active with affiliations such as Kennesaw State University Family Enterprise Center, Carroll County Chamber of Commerce Leadership Academy, and Community Foundation of West Georgia, among others.

There are no special arrangements or understandings between Mr. Wasdin or Mr. Stone and any other persons relating to these appointments to the Board. Mr. Wasdin will serve on the Audit Committee of the Company. No committee appointments have been determined with respect to Mr. Stone at this time. As with other members who serve on the Board of Directors, Mr. Wasdin and Mr. Stone will receive a retainer of $225 per month and a board meeting fee of $675 for each board meeting attended. Mr. Wasdin will also receive an Audit Committee retainer of $225 per month regardless of the number of meetings held. There have been no transactions with the Company that exceed $120,000 in which either individual had a direct or indirect interest, per Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WGNB CORP.

Date: August 18, 2008	By:	/s/ Steven J. Haack
Steven J. Haack
Treasurer (Principal Financial Officer)